Exhibit 99.1

WABCO Acquires Transics International, An Industry Leader

In Fleet Management Solutions

•	WABCO expands into fast-growing fleet management solutions market

•	Transics International’s innovative telematics solutions help improve operational efficiency, lower cost for commercial vehicle fleet operators

•	WABCO obtains 96.84 percent of Transics International shares by acquiring holding company Tavares NV for EUR 111.1 million

BRUSSELS, Belgium – February 13, 2014 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today announced that it has acquired Transics International NV (NYSE Euronext Brussels: TRAN), a market leader in Europe of fleet management solutions headquartered in Ypres, Belgium.

“WABCO is continuing to execute its strategy to expand its fleet management solutions to commercial vehicle operators globally. With the acquisition of Transics International, we can now leverage the powerful combination of WABCO’s commercial vehicle systems expertise and industry-leading safety and efficiency technologies with Transics’ world-class fleet management solutions,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “The integration of comprehensive real-time data gathered from WABCO’s onboard advanced braking, stability control and efficiency systems with Transics’ innovative telematics services will offer fleet operators a rich source of data to enhance their fleet services, gain operational productivity and increase vehicle safety and efficiency.”

Transics International provides seamless fleet management solutions that help commercial vehicle fleet operators to effectively and more efficiently manage their trucks, trailers, drivers, cargo and orders in real-time. Transics International currently serves more than 1,300 road transport and logistics companies across Europe connecting over 85,000 vehicles. The company’s innovative suite of fleet management solutions helps improve operational efficiency, customer service and fleet productivity while lowering operating costs.

“We are delighted to join WABCO, a global leader in the commercial vehicle industry,” said Walter Mastelinck, Chief Executive Officer and Founder, Transics International NV. “Both WABCO and Transics International are recognized for pioneering leading technologies that enable safer and more efficient commercial vehicles. Moving forward, we will combine our excellent fleet management solutions with WABCO’s advanced development capabilities, global reach and systems integration expertise to better meet growing global customer needs.”

WABCO plans to combine Transics International’s operations with its existing Trailer Systems, Aftermarket and Off-Highway business. Transics International will continue to operate under its own brand and, as part of WABCO, will offer its comprehensive range of market-leading products and services in key markets worldwide, including its TX-CONNECT platform and suite of related systems.

“We greatly value the world-class capabilities, technological knowhow and track record of Transics International’s team of market-leading experts,” said Nick Rens, WABCO Executive Officer and Vice President, Trailer Systems, Aftermarket and Off-Highway. “WABCO already offers a broad range of service solutions for truck and trailer manufacturers, distributors, workshops and fleet operators. With the acquisition of Transics International, we will significantly expand our innovative portfolio of products, services and solutions catering to the specific needs of our global customer base.”

Transics International has approximately 280 employees. The company maintains offices in Belgium, France, Ireland, the Netherlands, Germany, Spain and Italy. It manages a sales network across Europe.

WABCO has completed the acquisition of 96.84 percent of Transics International shares by acquiring holding company Tavares NV in a cash transaction. The purchase price was EUR 111.1 million, which included the acquisition of EUR 15.3 million of net cash held by Transics International, resulting in a net consideration of EUR 95.8 million. Pursuant to applicable Belgian takeover rules, WABCO will make a mandatory unconditional public offer to acquire the remaining 3.16 percent of outstanding Transics International shares at EUR 14.14 per Transics International share.

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, bus and trailer manufacturers. With sales of $2.7 billion in 2013, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com.

About Transics International NV

Transics International NV, established in 1991, develops and commercializes fleet management solutions for the transport and logistics sector. Thanks to many years of experience, thorough R&D efforts and an intensive focus on the customer experience, Transics has become the leading European player in its sector and is working on its global expansion. In addition to its headquarters in Ypres (Belgium), Transics is active throughout Europe. The company has been quoted on the stock exchange (NYSE Euronext Brussels: TRAN) since June 2007. For more information, visit www.transics.com.

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. In addition, in connection with our acquisition of Transics International, there are risks, as there are with all acquisitions, that we may not be able to successfully integrate the business, or that the acquired business will not perform as planned or prove to be beneficial to our operations and cash flow. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

WABCO media contact

Tobias Mueller, +49 69 7191 6834, tobias.mueller@klenkhoursch.de

TRANSICS INTERNATIONAL media contact

Tinne Baele, +32 57 40 98 20, tinne.baele@transics.com

WABCO investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com